Exhibit 2.2

STOCK PURCHASE AGREEMENT

between

FISERV, INC.

and

ROBERT BERIAULT HOLDINGS, INC.

Dated as of May 24, 2007

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	2.2.3. Compliance with Laws, etc.	9
	2.2.4. Brokers, Finders, etc.	9
	2.2.5. Investment	9
	2.2.6. Absence of Certain Facts and Circumstances	10
2.3.	No Other Representations	10

ARTICLE III.	COVENANTS	10

3.1.	Covenants of Seller	10
	3.1.1. Conduct of Business	10
	3.1.2. Access and Information	11
	3.1.3. Subsequent Financial Statements and Filings	11
	3.1.4. Public Announcements	13
	3.1.5. Further Actions	13
3.2.	Covenants of Buyer	13
	3.2.1. Public Announcements	13
	3.2.2. Financing	13
	3.2.3. Further Actions	14
	3.2.4. Employee Benefit Matters	14
3.3.	Cooperation	15
3.4.	Settlement and Defense of Litigation	16
3.5.	Recapitalization	17
3.6.	Additional Accounting Matters	18
3.7.	Proposals	18
3.8.	Noncompetition Agreement	18

ARTICLE IV.	CONDITIONS PRECEDENT	18

4.1.	Conditions to Obligations of Each Party	18
	4.1.1. Regulatory Approvals	18
	4.1.2. No Injunction, etc.	19
4.2.	Conditions to Obligations of Buyer	19
	4.2.1. Representations	19
	4.2.2. Covenants	19
	4.2.3. Recapitalization of TIB	20
	4.2.4. TIB Amendment	20
	4.2.5. Noncompetition Agreement	20
	4.2.6. Proceedings	20
	4.2.7. No Material Adverse Effect	20
4.3.	Conditions to Obligations of Seller	20
	4.3.1. Representations	20
	4.3.2. Covenants	20
	4.3.3. Recapitalization of TIB	21
	4.3.4. TIB Amendment	21
	4.3.5. Noncompetition Agreement	21
	4.3.6. Proceedings	21

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ARTICLE V.	TERMINATION	21

5.1.	Termination	21
5.2.	Effect of Termination	22

ARTICLE VI.	SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION	22

6.1.	Survival of Representations and Covenants	22
6.2.	General Indemnity	22
	6.2.1. Seller Indemnity	22
	6.2.2. Buyer Indemnity	24
	6.2.3. Exclusive Remedy	25
	6.2.4. Further Limitations	26
6.3.	Third Party Claims	26
6.4.	Consequential Damages	27
6.5.	Payments	27
6.6.	Adjustments to Losses	27
	6.6.1. Insurance	27
	6.6.2. Taxes	28
	6.6.3. Reimbursement	28
6.7.	Mitigation	28
6.8.	Effect on the Purchase Price	28

ARTICLE VII.	DEFINITIONS, MISCELLANEOUS	28

7.1.	Definition of Certain Terms	28
7.2.	Expenses; Transfer Taxes	34
7.3.	Severability	34
7.4.	Notices	34
7.5.	Miscellaneous	36
	7.5.1. Headings, Interpretation	36
	7.5.2. Counterparts	36
	7.5.3. Jurisdictional Matters	37
	7.5.4. Waiver of Jury Trial	37
	7.5.5. Specific Performance	37
	7.5.6. Litigation Expenses	37
	7.5.7. Binding Effect	37
	7.5.8. Assignment	37
	7.5.9. Third Party Beneficiaries	37
	7.5.10. Confidentiality	37
	7.5.11. Amendment; Waivers	38
	7.5.12. Entire Agreement	38

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of May 24, 2007 (the “Agreement”), between Fiserv, Inc., a Wisconsin corporation (“Seller”), and Robert Beriault Holdings, Inc., a Colorado corporation (“Buyer”).

WITNESSETH:

WHEREAS, Seller owns all of the outstanding capital stock of Fiserv Affinity, Inc., a Colorado corporation (“Fiserv Affinity”), Trust Industrial Bank, a Colorado corporation (“TIB”), Fiserv Brokerage Services, Inc., a Colorado corporation (“Fiserv Brokerage”, and each of Fiserv Affinity, TIB and Fiserv Brokerage are individually a “Target Company” and together the “Target Companies”);

WHEREAS, Buyer desires to purchase and Seller desires to sell one hundred percent (100%) of the outstanding common stock of each of the Target Companies (the “Target Shares”) on the terms and conditions described in this Agreement;

WHEREAS, Buyer desires that Seller retain 100% of the Preferred Stock (as hereinafter defined) of TIB to be created by the Recapitalization (as hereinafter defined) subject to the terms and conditions set forth herein, which Preferred Stock interest shall equal nineteen percent (19%) of TIB (on an as-converted basis); and

WHEREAS, Buyer and Seller desire to make certain representations, covenants and agreements in connection with the purchase and sale of the Target Shares and also to prescribe various conditions to the transaction.

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations made herein and intending to be bound hereby, the parties hereto agree as follows:

ARTICLE I.

SALE AND PURCHASE OF TARGET SHARES

1.1. Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Target Shares for the consideration specified below in Section 1.2. The Buyer and Seller acknowledge and agree that the Preferred Stock shall remain with the Seller.

1.2. Preliminary Purchase Price.

1.2.1. Fiserv Affinity Preliminary Purchase Price. Buyer agrees to pay to the Seller at the Closing the Fiserv Affinity Net Book Value as more fully described in Exhibit A to this Agreement for the common stock of Fiserv Affinity (the “Fiserv Affinity Preliminary Purchase Price”) by delivery of cash payable by wire transfer of immediately available funds to an account specified by Seller. The Fiserv Affinity Preliminary Purchase Price will be subject to post-Closing adjustment as set forth in Section 1.6.1.

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1.2.2. TIB Preliminary Purchase Price. Buyer agrees to pay to the Seller at the Closing the difference between (a) the TIB Net Book Value as more fully described on Exhibit A, less (b) $8,000,000, for the common stock of TIB (the “TIB Preliminary Purchase Price”). The TIB Preliminary Purchase Price will be subject to post-Closing adjustment as set forth in Section 1.6.2.

1.2.3. Fiserv Brokerage Preliminary Purchase Price. Buyer agrees to pay to the Seller at the Closing the Fiserv Brokerage Net Book Value as more fully described on Exhibit A for the common stock of Fiserv Brokerage (the “Fiserv Brokerage Preliminary Purchase Price”). The Fiserv Brokerage Preliminary Purchase Price will be subject to post-Closing adjustment as set forth in Section 1.6.3.

1.2.4. Preliminary Purchase Price. The “Preliminary Purchase Price” shall equal the sum of the Fiserv Affinity Preliminary Purchase Price, the TIB Preliminary Purchase Price and the Fiserv Brokerage Preliminary Purchase Price.

1.3. The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, 255 Fiserv Drive, Brookfield, Wisconsin 53045, commencing at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”), and shall be effective as of 11:59 p.m. on the Closing Date.

1.4. Deliveries at the Closing. At the Closing, (i) Seller will deliver to Buyer the certificates referred to in Section 4.2.1 below, (ii) Buyer will deliver to Seller the certificates referred to in Section 4.3.1 below, (iii) Seller will deliver to Buyer stock certificates representing the Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to Seller the Preliminary Purchase Price.

1.5. Preparation of Initial Balance Sheet and Final Balance Sheet.

1.5.1. Fiserv Affinity Initial Balance Sheet and Fiserv Affinity Final Balance Sheet.

(a) Not later than three Business Days prior to the Closing Date, the Seller shall deliver to the Buyer an estimated unaudited balance sheet, as of immediately prior to the Closing, of Fiserv Affinity (the “Fiserv Affinity Initial Balance Sheet”), from which the Fiserv Affinity Estimated Net Book Value will be derived. The Fiserv Affinity Initial Balance Sheet shall be prepared in a manner and on a basis consistent in all respects with the December 31, 2006 audited balance sheet of the Target Companies, except that the Fiserv Affinity Initial Balance Sheet shall not include or reflect any liabilities or accruals in respect of the Retained Litigation, Income Taxes, deferred Tax liabilities, goodwill, contract rights, and other liabilities or accruals as agreed by the parties within 60 days of the date hereof.

(b) As soon as reasonably practicable, but in no event later than sixty days following the Closing Date, the Buyer shall prepare and deliver to the Seller an unaudited balance sheet, as of immediately prior to the Closing, of Fiserv Affinity (the “Fiserv Affinity Final Balance Sheet”), from which the Fiserv Affinity Final Net Book Value will be derived.

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The Fiserv Affinity Final Balance Sheet shall be prepared in a manner and on a basis consistent in all respects with the Fiserv Affinity Initial Balance Sheet, and in a manner and on a basis consistent in all respects with the December 31, 2006 audited balance sheet of the Target Companies, except that the Fiserv Affinity Final Balance Sheet shall not include or reflect any liabilities or accruals in respect of the Retained Litigation, Income Taxes, deferred Tax liabilities, goodwill, contract rights, and other liabilities or accruals as agreed by the parties within 60 days of the date hereof.

1.5.2. TIB Initial Balance Sheet and TIB Final Balance Sheet.

(a) Not later than three Business Days prior to the Closing Date, the Seller shall deliver to the Buyer an estimated unaudited balance sheet, as of immediately prior to the Closing, of TIB (the “TIB Initial Balance Sheet”), from which the TIB Estimated Net Book Value will be derived. The TIB Initial Balance Sheet shall be prepared in a manner and on a basis consistent in all respects with the December 31, 2006 audited balance sheet of the Target Companies, except that the TIB Initial Balance Sheet shall not include or reflect any liabilities or accruals in respect of the Retained Litigation, Income Taxes, deferred Tax liabilities, goodwill, contract rights, and other liabilities or accruals as agreed by the parties within 60 days of the date hereof.

(b) As soon as reasonably practicable, but in no event later than sixty days following the Closing Date, the Buyer shall prepare and deliver to the Seller an unaudited balance sheet, as of immediately prior to the Closing, of TIB (the “TIB Final Balance Sheet”), from which the TIB Final Net Book Value will be derived. The TIB Final Balance Sheet shall be prepared in a manner and on a basis consistent in all respects with the TIB Initial Balance Sheet, and in a manner and on a basis consistent in all respects with the December 31, 2006 audited balance sheet of the Target Companies, except that the TIB Final Balance Sheet shall not include or reflect any liabilities or accruals in respect of the Retained Litigation, Income Taxes, deferred Tax liabilities, goodwill, contract rights, and other liabilities or accruals as agreed by the parties within 60 days of the date hereof.

1.5.3. Fiserv Brokerage Initial Balance Sheet and Fiserv Brokerage Final Balance Sheet.

(a) Not later than three Business Days prior to the Closing Date, the Seller shall deliver to the Buyer an estimated unaudited balance sheet, as of immediately prior to the Closing, of Fiserv Brokerage (the “Fiserv Brokerage Initial Balance Sheet”), from which the Fiserv Brokerage Estimated Net Book Value will be derived. The Fiserv Brokerage Initial Balance Sheet shall be prepared in a manner and on a basis consistent in all respects with the December 31, 2006 audited balance sheet of the Target Companies, except that the Fiserv Brokerage Initial Balance Sheet shall not include or reflect any liabilities or accruals in respect of the Retained Litigation, Income Taxes, deferred Tax liabilities, goodwill, contract rights, and other liabilities or accruals as agreed by the parties within 60 days of the date hereof.

(b) As soon as reasonably practicable, but in no event later than sixty days following the Closing Date, the Buyer shall prepare and deliver to the Seller an unaudited balance sheet, as of immediately prior to the Closing, of Fiserv Brokerage (the “Fiserv Brokerage Final Balance Sheet”), from which the Fiserv Brokerage Final Net Book Value will be derived. The Fiserv Brokerage Final Balance Sheet shall be prepared in a manner and on a basis consistent in all respects with the Fiserv Brokerage Initial Balance Sheet, and in a manner and on a basis consistent in all respects with the December 31, 2006 audited balance sheet of the Target Companies, except that the Fiserv Brokerage Final Balance Sheet shall not include or reflect any

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liabilities or accruals in respect of the Retained Litigation, Income Taxes, deferred Tax liabilities, goodwill, contract rights, and other liabilities or accruals as agreed by the parties within 60 days of the date hereof.

1.5.4. Objections. Within thirty days after receiving the Fiserv Affinity Final Balance Sheet, the TIB Final Balance Sheet or the Fiserv Brokerage Final Balance Sheet, as applicable, Seller may object to the applicable statement by delivering to Buyer a written statement describing its objections (in the case of the Fiserv Affinity Final Balance Sheet, the “Fiserv Affinity Statement of Objections”, in the case of the TIB Final Balance Sheet, the “TIB Statement of Objections,” and in the case of the Fiserv Brokerage Final Balance Sheet, the “Fiserv Brokerage Statement of Objections”) (the Fiserv Affinity Statement of Objections, the TIB Statement of Objections and the Fiserv Brokerage Statement of Objections are collectively, the “Statement of Objections”). If Seller fails to deliver a Statement of Objections within such thirty days, the calculations set forth in such applicable Statement of Objections shall be conclusive and binding upon Buyer and Seller. If Seller delivers a Statement of Objections within such thirty days, Buyer and Seller will use commercially reasonable efforts to resolve any such objections themselves. If Buyer and Seller shall fail to reach an agreement with respect to any of the objections set forth in a Statement of Objections within such thirty day period after Buyer has received such Statement of Objections, then such unresolved objections shall be submitted for resolution to PricewaterhouseCoopers LLP (or if PricewaterhouseCoopers LLP is not independent or able to act, such other nationally recognized accounting firm as may be reasonably satisfactory to Buyer and Seller) (PricewaterhouseCoopers LLP or such other firm, the “Accounting Firm”). The Accounting Firm will resolve any unresolved objections submitted to it within thirty days following its engagement. The Accounting Firm shall make a determination based solely on presentations by Seller and Buyer, and not by independent review, as to (and only as to) each of the items in dispute, and shall be instructed that, in resolving any such item in dispute, it must select a position with respect to (a) the Fiserv Affinity Final Net Book Value in the case of the Fiserv Affinity Final Balance Sheet, (b) the TIB Final Net Book Value in the case of the TIB Final Balance Sheet, or (c) the Fiserv Brokerage Final Net Book Value in the case of the Fiserv Brokerage Final Balance Sheet, in each case, that is either exactly the position of Seller or exactly the position of Buyer or that is between such position of Seller and Buyer. Buyer will revise the Fiserv Affinity Final Balance Sheet, and/or the TIB Final Balance Sheet, and/or the Fiserv Brokerage Final Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.5.4. The Fiserv Affinity Final Balance Sheet, the TIB Final Balance Sheet and/or the Fiserv Brokerage Final Balance Sheet as each may be revised pursuant to this Section 1.5.4, shall be used to determine the Fiserv Affinity Final Net Book Value, the TIB Final Net Book Value and the Fiserv Brokerage Final Net Book Value, as applicable, and any purchase price adjustment as contemplated by Section 1.6.

1.5.5. Expenses. In the event Buyer and Seller submit any unresolved objections to the Accounting Firm for resolution as provided in Section 1.5.4, Buyer and Seller will share responsibility for the fees and expenses of the Accounting Firm as follows:

(a) if the Accounting Firm resolves all of the remaining objections contained in the Fiserv Affinity Statement of Objections and/or the TIB Statement of Objections and/or the Fiserv Brokerage Statement of Objections in favor of Buyer (the final amount as determined by the Accounting Firm is referred to herein as the “Low Value”), Seller will be responsible for all of the fees and expenses of the Accounting Firm;

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(b) if the Accounting Firm resolves all of the remaining objections contained in the Fiserv Affinity Statement of Objections and/or the TIB Statement of Objections and/or the Fiserv Brokerage Statement of Objections in favor of Seller (the final amount as determined by the Accounting Firm is referred to herein as the “High Value”), Buyer will be responsible for all of the fees and expenses of the Accounting Firm; and

(c) if the Accounting Firm resolves some of the remaining objections contained in the Fiserv Affinity Statement of Objections and/or the TIB Statement of Objections and/or the Fiserv Brokerage Statement of Objections in favor of Buyer and the rest of the remaining objections in favor of Seller (the final amount as determined by the Accounting Firm is referred to herein as the “Actual Value”), Seller will be responsible for a percentage of the fees and expenses of the Accounting Firm in connection with the resolution of such objections equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and Buyer will be responsible for the remainder of the fees and expenses.

1.5.6. Work Papers. Buyer will make the work papers and back-up materials used in preparing the Fiserv Affinity Final Balance Sheet, the TIB Final Balance Sheet, and the Fiserv Brokerage Final Balance Sheet, and the books, records, and financial staff of the Target Companies and Buyer, available to Seller and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by Buyer of the Fiserv Affinity Final Balance Sheet, the TIB Final Balance Sheet and the Fiserv Brokerage Final Balance Sheet, (B) the review by Seller of the Fiserv Affinity Final Balance Sheet, the TIB Final Balance Sheet and the Fiserv Brokerage Final Balance Sheet, and (C) the resolution by Buyer and Seller of any objections thereto.

1.6. Adjustment to Preliminary Purchase Price.

1.6.1. Fiserv Affinity Adjustment. The Fiserv Affinity Preliminary Purchase Price will be adjusted as follows, and as so adjusted is referred to herein as the “Fiserv Affinity Purchase Price.”

(a) If the Fiserv Affinity Final Net Book Value exceeds the Fiserv Affinity Estimated Net Book Value, Buyer will pay to Seller an amount equal to such excess by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Fiserv Affinity Final Balance Sheet finally is determined pursuant to Section 1.5 above.

(b) If the Fiserv Affinity Final Net Book Value is less than the Fiserv Affinity Estimated Net Book Value, Seller will pay to Buyer an amount equal to such deficiency by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Fiserv Affinity Final Balance Sheet finally is determined pursuant to Section 1.5 above.

1.6.2. TIB Adjustment. The TIB Preliminary Purchase Prices will be adjusted as follows, and as so adjusted is referred to herein as the “TIB Purchase Price.”

(a) If the TIB Final Net Book Value exceeds the TIB Estimated Net Book Value, Buyer will pay to Seller an amount equal to such excess by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the TIB Final Balance Sheet finally is determined pursuant to Section 1.5 above.

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(b) If the TIB Final Net Book Value is less than the TIB Estimated Net Book Value, Seller will pay to Buyer an amount equal to such deficiency by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the TIB Final Balance Sheet finally is determined pursuant to Section 1.5 above.

1.6.3. Fiserv Brokerage Adjustment. The Fiserv Brokerage Preliminary Purchase Price will be adjusted as follows, and as so adjusted is referred to herein as the “Fiserv Brokerage Purchase Price.”

(a) If the Fiserv Brokerage Final Net Book Value exceeds the Fiserv Brokerage Estimated Net Book Value, Buyer will pay to Seller an amount equal to such excess by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Fiserv Brokerage Final Balance Sheet finally is determined pursuant to Section 1.5 above.

(b) If the Fiserv Brokerage Final Net Book Value is less than the Fiserv Brokerage Estimated Net Book Value, Seller will pay to Buyer an amount equal to such deficiency by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Fiserv Brokerage Final Balance Sheet finally is determined pursuant to Section 1.5 above.

1.6.4. Purchase Price. The “Purchase Price” shall equal the sum of the Fiserv Affinity Purchase Price, the TIB Purchase Price and the Fiserv Brokerage Purchase Price.

ARTICLE II.

REPRESENTATIONS

2.1. Representations of Seller. Except for breaches that would not occur but for the taking of any actions contemplated by or in connection with this Agreement or the transactions contemplated hereby, Seller represents to Buyer as follows:

2.1.1. Authorization; No Conflicts; Status of Target Companies, etc.

(a) Due Organization, etc. Seller, Fiserv Affinity, TIB and Fiserv Brokerage are each a corporation, duly organized, validly existing and in good standing under the laws of the State of Wisconsin, the State of Colorado, the State of Colorado, and the State of Colorado, respectively, with the requisite corporate power and authority, as applicable, to carry on its business as now conducted and to own or lease and to operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. Each of the Target Companies is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the failure to be so qualified, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on the such Target Company.

(b) Authorization, etc. Seller has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to

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consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, by Seller have been duly authorized by all requisite corporate action of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

(c) No Conflicts. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not contravene, result in any violation of, loss of rights or default under, constitute an event creating rights of acceleration, termination, repayment or cancellation under, entitle any party to receive any payment or benefit pursuant to, or result in the creation of any Lien upon any of the properties or assets of Seller or the Target Companies under, (i) any provision of the Organizational Documents of Seller or the Target Companies, or (ii) any Applicable Law applicable to Seller or the Target Companies or any of their respective properties, in each case except for any such contraventions, violations, losses, defaults, accelerations, terminations, repayments, cancellations or Liens that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on Seller or on any of the Target Companies. No Governmental Approval (other than pursuant to the Change in Bank Control Act, the Bank Merger Act, the Colorado Revised Statutes or as required by the Office of the Comptroller of the Currency (“OCC”) or the Federal Deposit Insurance Corporation (“FDIC”)) or other Consent is required to be obtained or made by the Target Companies in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

2.1.2. Capitalization.

(a) Target Companies. The authorized capital stock of Fiserv Affinity consists of 1,000,000 shares of common stock, of which 25,000 shares as of the date hereof are issued and outstanding. The authorized capital stock of TIB consists of 10,000 shares of common stock, of which 10,000 shares as of the date hereof are issued and outstanding. The authorized capital stock of Fiserv Brokerage consists of 50,000 shares of common stock, of which 25,000 shares as of the date hereof are issued and outstanding. All of the Target Shares have been duly authorized and validly issued and are fully paid and non-assessable, and are owned beneficially and of record by Seller.

(b) Other Agreements with Respect to Common Stock. (i) There are no preemptive or similar rights on the part of any Person with respect to the issuance of any shares of common stock or any other equity interests of the Target Companies, and (ii) there are no subscriptions, options, warrants or other similar rights, agreements or commitments of any kind obligating the Target Companies to issue or sell, or to cause to be issued or sold, or to repurchase or otherwise acquire, any shares of its common stock or any other equity interests or any securities convertible into or exchangeable for, or any options, warrants or other similar rights relating to, any such shares or any other equity interests.

2.1.3. Absence of Changes. Except with respect to actions taken in connection with the proposed sale of the trust business of Seller, including without limitation, the sale of the stock of Fiserv Trust Company, Affinity, TIB, and Fiserv Brokerage, or

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otherwise in connection with the transactions contemplated by this Agreement, since December 31, 2006, (i) each of the Target Companies has conducted its business in the ordinary and usual course consistent with past practices and (ii) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances has had, or is reasonably expected to have, a Material Adverse Effect on any of the Target Companies.

2.1.4. Compliance with Laws. None of the Target Companies is in material violation of or material default under, or has at any time since December 31, 2004 materially violated or been in material default under, (i) any Applicable Law applicable to it or any of its properties or business or (ii) any provision of its Organizational Documents. There are no consent decrees or other similar agreements entered into by the Target Companies with any Governmental Authority currently in effect. No Governmental Authority has instituted, implemented, taken or threatened to take any other action the effect of which, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on any of the Target Companies.

2.1.5. Litigation. There is no judicial or administrative action, suit, investigation, inquiry or proceeding pending or, to the Knowledge of Seller, threatened, or any reasonable basis therefore, that questions the validity of this Agreement or of any action taken or to be taken by Seller in connection with this Agreement or the transactions contemplated thereby.

2.1.6. Smart 401(k) Plan. The only employee benefit plan the sponsorship of which will be transferred to the Target Companies is the Smart 401(k) Plan which covers employees of the Target Companies. The Target Companies will cease to be employers whose employees are covered by any other employee benefit plan of the Seller effective as of the Closing. The Smart 401(k) Plan is a qualified plan and has been operated in accordance with the provisions of the Employee Retirement Income Security Act of 1974 in all material respects. To the Knowledge of Seller, there are no actions or omissions which would cause the plan not to be a qualified plan. The Seller has complied in all material respects with all reporting and disclosure requirements with respect to such plan, and to the Knowledge of Seller, there are no material defects in the Smart 401(k) Plan.

2.1.7. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Seller in such manner as to give rise to any valid claim against Seller for any brokerage or finder’s commission, fee or similar compensation.

2.2. Representations of Buyer. Buyer represents to Seller as follows:

2.2.1. Authorization; No Conflicts; Status of Buyer, etc.

(a) Due Organization, etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to carry on its business as now conducted and to own or lease and to operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. Buyer is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the failure to be so qualified, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on Buyer.

(b) Authorization, etc. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, by

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Buyer have been duly authorized by all requisite corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms.

(c) No Conflicts. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not contravene, result in any violation of, loss of rights or default under, constitute an event creating rights of acceleration, termination, repayment or cancellation under, entitle any party to receive any payment or benefit pursuant to, or result in the creation of any Lien upon any of the properties or assets of Buyer under, (i) any provision of the Organizational Documents of Buyer, (ii) any Applicable Law applicable to Buyer or any of its properties or (iii) any contract of Buyer, except for any such contraventions, violations, losses, defaults, accelerations, terminations, repayments, cancellations or Liens that, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect on Buyer. No Governmental Approval (other than pursuant to the Change in Bank Control Act, the Bank Merger Act, the Colorado Revised Statutes or as required by the OCC or FDIC) or other Consent is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

2.2.2. Litigation. There is no judicial or administrative action, suit, investigation, inquiry or proceeding pending or, to the Knowledge of Buyer, threatened, or any reasonable basis therefor, that questions the validity of this Agreement or of any action taken or to be taken by Buyer in connection with this Agreement or the transactions contemplated thereby.

2.2.3. Compliance with Laws, etc. None of Buyer or its Subsidiaries or Affiliates is in material violation of or material default under, or has at any time since December 31, 2004 materially violated or been in material default under, (i) any Applicable Law applicable to it or any of its properties or business or (ii) any provision of its Organizational Documents. There are no consent decrees or other similar agreements entered into by Buyer or its Subsidiaries or Affiliates with any Governmental Authority currently in effect. No Governmental Authority has instituted, implemented, taken or threatened to take any other action the effect of which, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on Buyer or its Subsidiaries or Affiliates.

2.2.4. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Buyer in such manner as to give rise to any valid claim against Buyer for any brokerage or finder’s commission, fee or similar compensation.

2.2.5. Investment. The Target Shares will be acquired by Buyer for its own account for the purpose of investment and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. The Buyer has not, directly or indirectly, offered the Target Shares to anyone or solicited any offer to buy the Target Shares from anyone, so as to bring to such offer and sale of the Target Shares by the Buyer within the registration requirements of the Securities Act. The Buyer will not sell, convey, transfer or offer for sale any of the Target Shares except in compliance with the Securities Act and any applicable state securities laws or pursuant to an exemption therefrom.

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2.2.6. Absence of Certain Facts and Circumstances. As of the date of this Agreement, neither the Buyer nor any Affiliate of the Buyer has any Knowledge of any facts, circumstances or other reason why the Requisite Regulatory Approvals will not be received in a timely manner.

2.3. No Other Representations. Except for the representations expressly contained in this Article II, none of the Seller, the Buyer or any other Person has made or makes any other express or implied representation either written or oral, on behalf of the Seller or the Buyer.

ARTICLE III.

COVENANTS

3.1. Covenants of Seller.

3.1.1. Conduct of Business. From the date hereof to the Closing Date, except as (i) contemplated by or in connection with this Agreement or the transactions contemplated hereby, (ii) reasonably necessary or desirable to effect the Recapitalization, (iii) reasonably necessary or desirable to effect the transfer and/or distribution of the net assets of the Emerald Publications business unit of Fiserv Affinity to Seller or one of its affiliates, or (iv) consented to by Buyer (such consent not to be unreasonably withheld or delayed), Seller will cause the Target Companies to:

(a) carry on its business in the ordinary course consistent with past practices, and use commercially reasonable efforts (to the extent consistent with good business judgment) to preserve intact its present business organization, keep available the services of its executive officers and key employees, and preserve its relationships with customers, clients, suppliers and others having material business dealings with it;

(b) not amend its Organizational Documents;

(c) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

(d) not issue or sell any Target Shares or any options, warrants or other similar rights, agreements or commitments of any kind to purchase any such shares or any securities convertible into or exchangeable for any such shares;

(e) not incur, assume, guarantee (including by way of any agreement to “keep well” or of any similar arrangement) or prepay any Indebtedness or amend the terms relating to any Indebtedness (including, without limitation, capital leases, payments in respect of the deferred purchase price of property, letters of credit, loan agreements and other agreements relating to the borrowing of money or extension of credit) or issue or sell any debt securities, except for (i) any such incurrence, assumption, guarantee or prepayment of such Indebtedness or amendments of the terms of such Indebtedness in the ordinary course of business

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consistent with past practices in an aggregate amount not exceeding $2,000,000, (ii) any indebtedness constituting deposits or in connection with checks drawn on financial institutions which constitute a liability separate from deposits but arising out of the deposit obligation, or (iii) any such incurrence, assumption, guarantee or prepayment of such Indebtedness or amendments of the terms of such Indebtedness in the ordinary course of business consistent with past practices and the ALCO policy in connection with the management of investment portfolio liquidity;

(f) not sell, transfer, assign, convey, mortgage, pledge or otherwise subject to any Lien any of its properties or assets, tangible or intangible, except for Target Permitted Encumbrances or in the ordinary course of business consistent with past practices;

(g) not grant any rights or license under any of its trademarks or trade names or other Target Intellectual Property or enter into any licensing or similar agreements or arrangements other than in the ordinary course of business consistent with past practices;

(h) not sell any assets outside the ordinary course of business consistent with past practices;

(i) not enter into any agreements, contracts or commitments for capital expenditures other than in the ordinary course of business consistent with past practices or that provide for in the case of any single agreement or related agreements, annual payments by any Target Company of $3,000,000 or more;

(j) not agree or commit to do any of the foregoing referred to in clauses (a) - (i); and

(k) promptly advise Buyer of any fact, condition, occurrence or change known to Seller that is reasonably expected to have a Material Adverse Effect on the any Target Company or cause a breach of this Section 3.1.1.

3.1.2. Access and Information. From the date hereof to the Closing Date, Seller will, and will cause the Target Companies to, give to Buyer and Buyer’s accountants, counsel and other representatives reasonable access during normal business hours to the Target Companies and the respective offices, properties, books, contracts, commitments, reports and records relating to the Target Companies, and to furnish them or provide them access to all such documents, financial data, records and information with respect to the properties and businesses of the Target Companies as Buyer shall from time to time reasonably request; provided that the foregoing shall be under the general coordination of Seller and shall be subject to the confidentiality provisions set forth in Section 7.5.10.

3.1.3. Subsequent Financial Statements and Filings.

(a) Governmental Authority Filings. From the date hereof to the Closing Date, Seller will file, or cause to be filed, with the Colorado Division of Banking, the FDIC, the Commission, the OCC, or other relevant Governmental Authority, and promptly

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thereafter make available to Buyer, copies of each material registration, report, statement, notice or other filing required to be filed by the Target Companies with the Colorado Division of Banking, the FDIC, the Commission, the OCC or any other Governmental Authority under the Colorado Revised Statutes, the Exchange Act, the Securities Act or any other Applicable Law. All such registrations, reports, statements, notices or other filings shall comply in all material respects with Applicable Law.

(b) Tax Returns. Seller shall duly and timely file all material Seller Group Tax Returns, and shall cause the Target Companies to duly and timely file all material Target Tax Returns, required to be filed on or before the Closing Date (including such Tax Returns filed pursuant to any valid extension of time to file). Seller shall prepare and duly and timely file all material Seller Group Tax Returns that are due after the Closing Date with respect to periods ending on or before the Closing Date. Seller shall prepare and Buyer shall cause the Target Companies to duly and timely file all material Target Tax Returns that are due after the Closing Date with respect to periods ending on or before the Closing Date. Such Seller Group Tax Returns and Target Tax Returns shall be prepared on a basis consistent with the prior Tax Returns for the same Person. The Target Companies shall furnish information to Seller for inclusion in the Seller Group Tax Returns for the periods ending on or before the Closing Date in accordance with the past customs and practices of such members and shall file Target Tax Returns for periods beginning after the Closing Date in accordance with such customs and practices. No election under Section 336(e) of the Code shall be made with respect to the Target Companies in connection with any transaction contemplated by this Agreement.

(c) Amended Tax Returns. Buyer agrees that Seller may prepare and file amended Seller Group Tax Returns for any period (including a period for which any Target Company was included) and that Seller shall be entitled to keep any Tax refund or credit relating to any Seller Group Tax Return (unless it was taken into account in computing any adjustment to the Purchase Price pursuant to Section 1.6). Buyer further agrees that Seller may prepare, and Buyer will cause the Target Companies to file, amended Tax returns with respect to any Tax of the Target Companies for any period ending on or prior to the Closing Date and that any Tax refund or credit (including any interest and penalty thereon) with respect to any Tax of the Target Companies for any period ending on or prior to the Closing Date shall be paid (unless taken into account in computing any adjustment to the Purchase Price pursuant to Section 1.6) to Seller as additional Purchase Price promptly after it is received. After the Closing, Buyer shall not, and shall not permit the Target Companies or any Affiliate of Buyer or the Target Companies to, amend any Tax return of the Target Companies for any period ending on or prior to or that includes the Closing Date, or to take a position inconsistent with any such Tax return, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(d) 338(h)(10) Election. As promptly as practicable and in any event no later than sixty (60) days following the date hereof, Buyer and Seller shall work together in good faith to determine whether or not Seller and Buyer will (and to the extent necessary to effect the Section 338(h)(10) Election, each of Buyer and Seller shall cause its common parent, if any, to) make an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Tax law) with respect to (x) the purchase and sale of the stock of the Target Companies hereunder (the “Election”). In the event Buyer

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and Seller agree to make the Election, Buyer and Seller shall promptly amend this Agreement in writing to incorporate all provisions relevant to such Election. In the event Buyer and Seller shall not agree during such sixty (60) day period, no Election shall be made.

3.1.4. Public Announcements. From the date hereof to the Closing Date, except as required by Applicable Law, Seller shall not, and shall not permit the Target Companies to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior consent of Buyer, which will not be unreasonably withheld or delayed. The Seller and the Target Companies will cooperate with the Buyer to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the Buyer.

3.1.5. Further Actions.

(a) Generally. From the date hereof to the Closing Date, Seller will, and will cause the Target Companies to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

(b) Filings, etc. From the date hereof to the Closing Date, Seller will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by or on behalf of Seller or the Target Companies pursuant to Applicable Law in connection with this Agreement or the consummation of the transactions contemplated hereby.

(c) Other Actions. Seller will, and will cause the Target Companies to, coordinate and cooperate with Buyer in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Buyer in connection with the filings and other actions contemplated by Section 3.2.3.

3.2. Covenants of Buyer.

3.2.1. Public Announcements. From the date hereof to the Closing Date, except as required by Applicable Law, Buyer shall not, and shall cause its Affiliates not to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior consent of Seller, which will not be unreasonably withheld or delayed. The Buyer will cooperate with the Seller and the Target Companies to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by Seller.

3.2.2. Financing. Within 60 days following the date hereof, the Buyer shall use best efforts to obtain sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price and pay any other amounts to be paid by it under this Agreement. The Buyer’s obligations hereunder are not subject to any condition regarding the Buyer’s ability to obtain financing for the consummation of the transactions contemplated hereunder.

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3.2.3. Further Actions.

(a) Generally. From the date hereof to the Closing Date, Buyer will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

(b) Filings, etc. From the date hereof to the Closing Date, Buyer will, as promptly as practicable, but in no event later than fifteen days following the date of this Agreement, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by or on behalf of Buyer or its Affiliates pursuant to Applicable Law in connection with this Agreement or the consummation of the transactions contemplated hereby (the “Requisite Regulatory Approvals”), including but not limited to filings pursuant to the Change in Bank Control Act, the Bank Merger Act, and the Colorado Revised Statutes, or as required by the OCC or the FDIC. The Seller will have the right to review in advance, and to the extent practicable Buyer will consult with the Seller, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. From the date hereof to the Closing Date, Buyer, as promptly as practicable, will make, or cause to be made, all such other filings and submissions under any Applicable Law applicable to Buyer or its Affiliates and give such undertakings or otherwise use its reasonable best efforts as may be required for Buyer and its Affiliates to consummate the transactions contemplated hereby.

(c) Other Actions. Buyer will, and will cause its Affiliates to, coordinate and cooperate with Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Seller in connection with the filings and other actions contemplated by Section 3.1.5.

3.2.4. Employee Benefit Matters.

(a) On or prior to the Closing Date Buyer shall offer employment to certain employees of each Target Company. In the event any such employees remain employees of such Target Company following the Closing (“Target Employees”), such employment shall be employment at will.

(b) With respect to the Target Employees, Buyer agrees: (i) to waive any limitations regarding pre-existing conditions, waiting periods and actively at work requirements under any new health benefit plan maintained by the Buyer (and/or any of its Affiliates) for the benefit of Target Employees to the extent such condition, period or requirement was satisfied under any existing health benefit plans in which Target Employees participate; (ii) for all purposes (other than benefit accrual under a defined benefit pension plan) under all benefit plans and policies, to treat all service by Target Employees with such Target Company before the Closing Date as service with Buyer and its Subsidiaries; (iii) to recognize, for each Target Employee, any unused vacation days that the Target Employee has accrued as of the Closing Date for purposes of Buyer’s vacation plan or policies; and (iv) to give effect, in

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determining any deductible and maximum out-of-pocket limitations with respect to welfare benefit plans maintained by Buyer (and/or any of its Affiliates) in which Target Employees participate, to claims incurred and amounts paid by, and amounts reimbursed to, Target Employees with respect to similar plans maintained by such Target Company for their benefit immediately prior to the Closing Date.

(c) Except as otherwise required by any Applicable Law, Buyer shall provide, or cause Target Companies to provide, severance benefits, determined in accordance with the Target Companies’ severance payment schedule, to any Target Employee whose employment is terminated during the one (1) year period beginning on the Closing Date other than for cause (within the meaning of such schedule).

(d) In the event that on the Closing Date any employee of any Target Company is not actively at work due to disability, such employee shall remain the employee of the Seller. In the event that any such employee returns to work on or before the six-month anniversary of the Closing Date, such employee shall be eligible to post for any open positions. If the employee is the successful candidate then the employee would be considered a Target Employee as of the effective date of the resumption of such employee’s employment. If an employee is an unsuccessful candidate, then the employee would be eligible for severance to be paid by Seller.

(e) Seller shall pay the matching portion of the Smart 401(k) Plan for employees of Seller and the Target Companies that are employees of Seller or any Target Company on December 31, 2007 in accordance with the terms of the Smart 401(k) Plan. Seller agrees that it shall obtain the prior written consent of Buyer prior to amending the Smart 401(k) Plan in any material respect from the date hereof until the Closing Date.

3.3. Cooperation.

(a) Seller and Buyer will, and Buyer will cause the Target Companies to, provide the other party with such cooperation and information as the other party may request in filing any Tax return, in determining a liability for any Tax or a right to a refund or credit of any Tax, in defending an audit or in conducting any other proceeding in respect of any Tax, in each case in connection with a Tax of the Target Companies (including as a result of being included in a Seller Group) for a Tax period that ends on or before the Closing Date or, in the case of a Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion of the period through and including the Closing Date (such full or partial period is a “Pre-Closing Period”), or in investigating or enforcing any right or defending any obligation hereunder. Such cooperation shall include, but not be limited to, providing access to the books and records of the Target Companies, making employees of Buyer and of the Target Companies available on a mutually convenient basis to provide explanation of any documents or information provided hereunder or as otherwise may be necessary or appropriate for any of the foregoing. Seller and Buyer shall, and Buyer shall cause the Target Companies to, retain all Tax returns of the Target Companies, schedules and work papers and all other material records or documents relating thereto or to the Target Companies’ inclusion in Seller Group Tax returns for all Pre-Closing Periods until 60 days after the expiration of the applicable statute of limitations (including any extensions and waivers thereof), and at the expiration of such period each party shall have the right to dispose of any such Tax returns or other documents or records after providing thirty (30) days written notice to the other party, unless the other party requests that such Tax returns or other documents or records be delivered to it or be retained.

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(b) Buyer shall promptly notify Seller in writing within ten (10) days after receipt by Buyer, any of its Affiliates or the Target Companies of notice of any pending or threatened federal, state, local or foreign Tax audit, proposed adjustment or assessment which may affect the Tax Liability of the Target Companies for which Seller would be required to indemnify Buyer pursuant to Section 6.2.1. Failure of Buyer to promptly notify Seller shall be deemed a waiver of Buyer’s right to indemnification under Section 6.2.1. Seller shall have the sole right to represent the Target Companies in any Tax audit or administrative or court proceeding to the extent it relates to (i) a Tax period ending on or before the Closing Date, or (ii) a Tax period that includes the Closing Date if the only items at issue relate to the portion of the period prior to or including the Closing Date, to control such audit or proceedings, and to employ counsel of its choice at its expense. Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect Buyer or the Target Companies for any period after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed; provided, however that such consent shall not be necessary to the extent that Seller agrees to indemnify Buyer against the effects of any such settlement.

Seller shall be entitled to participate at its expense with counsel of its choice in the defense of any claim for Taxes which may be the subject of indemnification by Seller pursuant to Section 6.2.1 which is not subject to Seller’s control pursuant to the prior paragraph. Neither Buyer, the Target Companies, nor any of their Affiliates may agree to settle or pay any Tax claim which may be the subject of indemnification by Seller under Section 6.2.1 without the prior written consent of the Seller, which consent shall not unreasonably be withheld, delayed or conditioned.

3.4. Settlement and Defense of Litigation. After the Closing Date, the Seller shall continue to conduct and control the settlement and defense of the Retained Litigation in its sole discretion, through counsel of its choosing and at its own expense, through the binding settlements of or receipt of final judgments (the time for appeal having expired and no appeal having been perfected) for claims in respect of such litigation (the aggregate amount of any and all such settlements and judgments, the “Retained Litigation Liability”); provided that:

(i) to the extent any Target Company is entitled to reimbursement under an insurance policy covering the Retained Litigation of the attorney’s fees and expenses of Seller in respect of the Retained Litigation, the Buyer shall assign and transfer such amounts to the Seller upon receipt thereof; and

(ii) the Seller may consent to entry of any order or judgment or entry into any settlement unless: (A) there is a finding or admission of any violation of law, or (B) any such order, judgment or settlement does not provide to the Buyer and its Subsidiaries, Affiliates and agents an unconditional release from all liability with respect to the claims or the facts underlying the Retained Litigation from the claimant or claimants covered by such order or judgment or furnishing the release; in which case the Seller shall obtain the prior written consent of Buyer.

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The Buyer shall, and shall cause the Target Companies to, provide the Seller with full cooperation and assistance in the defense of the Retained Litigation, including without limitation, full access to the records and personnel of Buyer and the Target Companies as requested by Seller in connection with the defense of the Retained Litigation. On the Closing Date, the Target Companies shall assign to the Seller or an entity designated by the Seller any and all right, title and interest of the Target Companies to sue and/or to make a claim or otherwise seek recovery of any amounts against any third party (including any insurer under an insurance policy covering the Retained Litigation) arising from the Retained Litigation and, in connection therewith, any payment received at any time by the Target Companies or the Buyer from any insurer under the insurance policies covering the Retained Litigation and arising from the Retained Litigation shall be paid to the Seller except to the extent such payment is to be used to reduce, and paid over to a claimant with respect to, the Retained Litigation Liability. The Seller shall bear the expense of all Retained Litigation Liability.

3.5. Recapitalization.

3.5.1. Following the date hereof, Seller shall use commercially reasonable efforts to recapitalize TIB as follows such that TIB issues shares of participating and redeemable preferred stock to Seller (“Preferred Stock”). The Preferred Stock shall equal nineteen percent (19%) of the outstanding shares (on an as-converted basis) of TIB at the time of issuance of the Preferred Stock. The Preferred Stock shall provide such rights to Seller as is customary for preferred stock of a closely held corporation, including, without limitation, the rights described in Section 3.5.2 below. The actions referred to in this Section 3.5 are collectively referred to herein as the “Recapitalization.”

3.5.2. On or prior to the Closing Date, Seller shall file an amendment to the articles of incorporation of TIB which amendment shall set forth the rights of the Preferred Stock, which rights are substantially set forth in Exhibit B, and include: (i) the right to receive dividends annually and on a cumulative basis in the amount of nine percent (9%) of each share of Preferred Stock’s original issue price (as set forth in the amendment); (ii) at anytime prior to but in any event no later than the 3rd anniversary of the Closing, each share of Preferred Stock will be redeemed by TIB in exchange for an amount of cash equal to two hundred percent (200%) of the original issue price of the Preferred Stock (which shall, in the aggregate, equal $16 million) and such amounts shall be paid as follows: (x) $8 million shall be paid upon redemption of the Preferred Stock and (y) $8 million shall be paid at any time between the redemption of the Preferred Stock and the 3rd anniversary of the Closing; (iii) provide Seller with one seat on the Board of Directors of TIB; (iv) require TIB to obtain the prior written consent of the Preferred Stock before, among other matters, (A) (B) approving a sale of all or substantially all of the assets of TIB, Affinity or Brokerage, the sale of all or substantially all of the stock of TIB, Affinity or Brokerage, a merger involving TIB, Affinity or Brokerage, or any other similar change of control or corporate reorganization, and (B) approval of (i) material changes to or termination of the investment policy of Fiserv Affinity in effect as of the date hereof, or (ii) implementation of an investment policy for TIB and/or Fiserv Brokerage, and (vii) shall include all such other rights, terms and conditions as are reasonable and customary for a shareholder’s agreement governing preferred and other forms of stock of a closely held corporation.

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3.6. Other Accounting Matters.

3.6.1. As promptly as practicable and in any event no later than sixty (60) days following the date hereof, Buyer and Seller shall work together in good faith to prepare Exhibit A which shall set forth (i) such assets and liabilities of each Target Company that shall be transferred to Buyer on the Closing Date; provided that for clarity, any assets and liabilities not transferred to Buyer on the Closing Date shall be retained or disposed of by Seller, and (ii) the Preliminary Purchase Price.

3.6.2. In the event any of the Target Companies is required to recapitalize and/or make any adjustment in accordance with a mark to market adjustment, or other similar adjustment required by Applicable Law, in connection with the transactions contemplated by this Agreement, (i) Seller agrees to use commercially reasonable efforts to prevent any such recapitalization and/or adjustment from occurring, including without limitation, negotiating in good faith with Buyer to prepare and execute a mutually agreeable amendment to Exhibit B or other agreement designed to hedge the temporary value differences in Buyer’s portfolio in order to avoid such recapitalization and/or adjustment, and (ii) Buyer agrees to use commercially reasonable efforts to incur all costs associated with such recapitalization and/or adjustment.

3.6.3. Buyer agrees that for a period of three (3) years from the Closing Date, neither it nor any of the corporate entities related to Buyer shall sell, transfer or otherwise distribute any material assets from TIB to Affinity, Brokerage or any third party, without the prior written consent of Seller.

3.6.4. On or prior to the Closing Date, Seller may cause Affinity to pay Seller or one of its Affiliates a dividend and/or distribution of the net assets of the Emerald Publications business unit of Affinity.

3.7. Proposals. For a period of sixty (60) days following the date hereof, Seller shall, and shall cause its Affiliates (including without limitation, the Target Companies) and each of their respective Representatives to, not (i) initiate or solicit the making of any Acquisition Proposal from any Person, or (ii) enter into any agreement providing for any Acquisition Proposal. In the event Buyer has (A) fulfilled its obligations under Section 3.2.2 above and has provided Seller with reasonable proof thereof, and (B) Buyer and Seller have made the determinations set forth in Section 3.6.1 above, in each case, during the sixty (60) day period following the date hereof, the prohibition set forth in the previous sentence shall extend through the Closing.

3.8. Noncompetition Agreement. On the date hereof, Buyer shall enter into the Noncompetition Agreement in the form of Exhibit C to this Agreement.

ARTICLE IV.

CONDITIONS PRECEDENT

4.1. Conditions to Obligations of Each Party. The obligations of Buyer and Seller to effect the purchase and sale of the Target Shares and to consummate the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

4.1.1. Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

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4.1.2. No Injunction, etc. Consummation of the sale contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and there shall not have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement any Applicable Law making illegal the consummation of the transactions contemplated hereby.

4.2. Conditions to Obligations of Buyer. The obligation of Buyer to effect the purchase and sale of the Target Shares and to consummate the other transactions contemplated hereby shall be subject to the fulfillment (or waiver by Buyer) at or prior to the Closing Date of the following additional conditions:

4.2.1. Representations.

(a) The representations set forth in Sections 2.1.1(a), 2.1.1(b), 2.1.2(a) and 2.1.2(b) shall be true and correct in all respects as of the Closing Date, with the same effect as though such representations had been made on and as of the Closing Date.

(b) Each of the representations of Seller set forth in this Agreement (other than the representations set forth in Sections 2.1.1(a), 2.1.1(b), 2.1.2(a) and 2.1.2(b)), which representations shall be deemed for purposes of this Section 4.2.1 not to include any qualification or limitation with respect to materiality (whether by reference to “material,” “Material Adverse Effect” or otherwise), shall be true and correct as of the Closing Date, with the same effect as though such representations had been made on and as of the Closing Date, except that such representations that are made as of a specific date need only be true in all material respects as of such date; provided, however, that notwithstanding anything herein to the contrary, this Section 4.2.1(b) shall be deemed to have been satisfied even if such representations are not true and correct unless the failure of such representations to be so true and correct, in the aggregate, has had a Material Adverse Effect on any Target Company.

(c) Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by the President or a Vice President of Seller, to the effect set forth above in this Section 4.2.1.

4.2.2. Covenants. All of the covenants, agreements, undertakings and obligations that Seller is required to perform or to comply with at or prior to Closing pursuant to this Agreement shall have been duly performed and substantially complied with in all material respects or if breached, shall have been remedied, cured or waived at or prior to the Closing; provided, however, that notwithstanding anything herein to the contrary, this Section 4.2.2 shall be deemed to have been satisfied even if such covenants, agreements, undertakings and obligations have not been duly performed and substantially complied with in all material respects unless the failure of such covenants, agreements, undertakings and obligations to have been duly performed and substantially complied with, in the aggregate, has had a Material Adverse Effect on any Target Company.

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4.2.3. Recapitalization of TIB. Seller shall have consummated the Recapitalization of TIB and, simultaneously with the Closing, Seller shall have received 80,000 shares of Series A Preferred Stock of TIB.

4.2.4. TIB Amendment. Seller shall have caused TIB to amend its Articles of Incorporation and such amendment shall be in substantial conformity to Exhibit B.

4.2.5. Noncompetition Agreement. Buyer shall have executed and delivered the Noncompetition Agreement in the form of Exhibit C.

4.2.6. Proceedings. All corporate and other proceedings of Seller that are required in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be reasonably satisfactory to Buyer and its counsel, and Buyer and such counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

4.2.7. No Material Adverse Effect. Since December 31, 2006, no event shall have occurred or fact or circumstance shall have arisen that, individually or taken together with all other events, facts, and circumstances has had, or is reasonably expected to have, a Material Adverse Effect on the Target Companies.

4.3. Conditions to Obligations of Seller. The obligation of Seller to effect the purchase and sale of the Target Shares and to consummate the other transactions contemplated hereby shall be subject to the fulfillment (or waiver by Seller), at or prior to the Closing Date, of the following additional conditions:

4.3.1. Representations.

(a) The representations set forth in Sections 2.2.1(a) and 2.2.1(b) shall be true and correct in all respects as of the Closing Date, with the same effect as though such representations had been made on and as of the Closing Date.

(b) Each of the representations of Buyer set forth in this Agreement (other than the representations set forth in Sections 2.2.1(a) and 2.2.1(b)), which representations shall be deemed for purposes of this Section 4.3.1 not to include any qualification or limitation with respect to materiality (whether by reference to “material,” “Material Adverse Effect” or otherwise), shall be true and correct as of the Closing Date, with the same effect as though such representations had been made on and as of the Closing Date, except that such representations that are made as of a specific date need only be true in all material respects as of such date; provided, however, that notwithstanding anything herein to the contrary, this Section 4.3.1 shall be deemed to have been satisfied even if such representations are not true and correct unless the failure of such representations to be so true and correct, in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Buyer.

(c) Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by the President or a Vice President of Buyer, to the effect set forth above in this Section 4.3.1.

4.3.2. Covenants. All of the covenants, agreements, undertakings and obligations that Buyer is required to perform or to comply with at or prior to Closing pursuant to this Agreement shall have been duly performed and substantially complied with in all material respects or if breached, shall have been remedied, cured or waived at or prior to Closing; provided, however, that notwithstanding anything herein to the contrary, this Section 4.3.2 shall

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be deemed to have been satisfied even if such covenants, agreements, undertakings and obligations have not been duly performed and substantially complied with in all material respects unless the failure of such covenants, agreements, undertakings and obligations to have been duly performed and substantially complied with, in the aggregate, has had a Material Adverse Effect on the Buyer.

4.3.3. Recapitalization of TIB. Seller shall have consummated the Recapitalization of TIB and, simultaneously with the Closing, Seller shall have received 80,000 shares of Series A Preferred Stock of TIB.

4.3.4. TIB Amendment. Seller shall have caused TIB to amend its Articles of Incorporation and such amendment shall be in substantial conformity to Exhibit B.

4.3.5. Noncompetition Agreement. Buyer shall have executed and delivered the Noncompetition Agreement in the form of Exhibit C.

4.3.6. Proceedings. All corporate and other proceedings of Buyer that are required in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be reasonably satisfactory to Seller and its counsel, and Seller and such counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

ARTICLE V.

TERMINATION

5.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written agreement of Buyer and Seller;

(b) by either Buyer or Seller, without liability to the terminating party on account of such termination if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply with its obligations hereunder) on or before June 30, 2008;

(c) by Buyer, if the Seller shall have breached any representation contained herein or any of the covenants or agreements contained herein, which breach or event would cause the conditions set forth in Section 4.1 or Section 4.2 not to be satisfied and which breach or event cannot be or has not been cured within 45 days after the giving by the Buyer of written notice to the Seller of such breach;

(d) by Seller, if the Buyer shall have breached any representation contained herein or any of the covenants or agreements contained herein, which breach or event would cause the conditions set forth in Section 4.1 or Section 4.3 not to be satisfied and which breach or event cannot be or has not been cured within 45 days after the giving by the Seller of written notice to the Buyer of such breach;

(e) by Seller in the event that the Stock Purchase Agreement by and among Fiserv, Inc. and TD Ameritrade Online Holdings Corp. dated as of May 24, 2007 (“TD Agreement”) shall have terminated in accordance with its terms or if the closing the transactions contemplated thereby shall have not occurred on or before June 30, 2008;

(f) by Buyer if the covenants set forth in Sections 3.2.2 and 3.6.1 shall not have been fulfilled on or prior to the sixtieth day following the date hereof; provided that Buyer may only terminate this Agreement if Buyer has not breached such covenants and has not cured such breach within 60 days of the date hereof;

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(g) by Seller in the event that Seller does not in connection with the execution of the TD Agreement and/or the transactions contemplated by the TD Agreement receive a fairness opinion or such opinion is negative.

5.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisors, stockholders or Affiliates, except for any liability resulting from any party’s willful and intentional breach of this Agreement and except that the provisions of this Section 5.2 and the provisions of Article VII shall survive any such termination. The foregoing sentence shall not be construed to limit any party’s obligations under Section 7.2.

ARTICLE VI.

SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION

6.1. Survival of Representations and Covenants. The representations made herein shall terminate as provided in this Section 6.1. Upon such termination, no party shall have any liability to the other party with respect to a claim of violation of a representation unless the party entitled to indemnification pursuant to this Article VI (the “Indemnified Party”) shall have complied with the provisions of Section 7.4 and shall have given appropriate notice to the party liable for indemnification pursuant to this Article VI (the “Indemnifying Party”) before the termination of the relevant representation as provided in this section. The representations and the covenants and other obligations contained in this Agreement shall survive the Closing as follows: (a) the representations in Sections 2.1 (except those in Sections 2.1.1(a), 2.1.1(b), 2.1.2(a), 2.1.2(b)) and 2.2 (except those in Sections 2.2.1(a) and 2.2.1(b)) will survive until June 30, 2009; and (b) the representations in Sections 2.1.1(a), 2.1.1(b), 2.1.2(a), 2.1.2(b), 2.2.1(a), 2.2.1(b), and the covenants and other obligations in this Agreement shall survive indefinitely.

6.2. General Indemnity.

6.2.1. Seller Indemnity. (a) Subject to the other provisions of this Article VI, Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer, its Affiliates (including without limitation, after the Closing, the Target Companies) (the “Buyer Indemnified Parties”) from, against and in respect of any damages, losses, charges, liabilities, claims (including, without limitation, third party claims), demands, actions, suits, proceedings, payments, judgments, settlements, assessments, diminutions in value, costs, expenses, Taxes, interests and penalties (including, without limitation, reasonable attorneys’ and other professional fees, reasonable out-of-pocket disbursements and the reasonable fees and costs incurred in enforcing rights under this Article VI), but excluding any Retained Litigation Liability that is paid by the Seller or by any insurer pursuant to the requirements of Section 3.5) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, to the extent arising or resulting from or incurred in connection with:

(i) any inaccuracy in or breach of any representation or warranty of Seller contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement (reading such representations or warranties without regard to any materiality qualifier, including “Material Adverse Effect,” contained therein (other than the representations and warranties set forth in Section 2.1.4(ii));

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(ii) any failure or breach of Seller to duly perform or observe any term, provision or covenant or agreement to be performed or observed by it pursuant to this Agreement;

(iii) all of the judicial or administrative actions, suits, investigations, inquiries or proceedings set forth on Exhibit D hereto and all other judicial or administrative actions, suits, investigations, inquiries or proceedings commenced on or prior to the Closing Date against, with respect to or involving Target Company (“Retained Litigation”);

(iv) any events, facts, circumstances or omissions (collectively, “Events”) arising out of the ownership of the Target Companies or the operation or conduct of the business of Target Companies or otherwise involving the Target Companies on or prior to the Closing Date, including, without limitation, any judicial or administrative actions, suits, investigations, inquiries, proceedings or taxes arising or resulting from or incurred in connection with, or otherwise with respect to Events arising out of such matters and occurring on or prior to the Closing Date, regardless of when such claim is asserted or when such actions, suits, investigations, inquiries or proceedings are commenced;

(v) any Losses brought by former employees of the Target Companies related to events occurring or actions taken in connection with termination of employment of any such employee by Seller during the period from the date hereof until 60 days after the Closing Date; provided, however, the foregoing indemnity shall only apply to the extent such Loss relates to or arises out of actions taken or not taken by Seller in connection with the termination of such third party’s employment with a Target Company by Seller; and provided further, that the foregoing indemnity shall not apply to the extent such Loss arises out of actions taken or not taken by Buyer in violation of Applicable Law, actions by Buyer that were not authorized by Seller, or actions that were taken outside of the ordinary course of Buyer’s employment and authority as an employee with Seller.

(vi) any Tax imposed upon Seller, a Seller Group (except the Target Companies) or any Affiliate of Seller for any period;

(vii) any Tax for a Pre-Closing Period for which the Target Companies may be liable (x) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (y) as a transferee or successor or (z) by contract;

(viii) any Tax imposed on the Target Companies for a Pre-Closing Period (including the portion of any Tax imposed on the Target Companies for a Straddle Period that is allocable to the portion of such period ending at the close of the Closing Date (the “Pre-Closing Portion”); or

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(ix) any Tax or penalty imposed as a result of a Tax Return not being timely filed or furnished and accurate, if such Tax Return (a) was required to be filed, furnished or prepared by Seller Group or a Target Company and was required to be filed or furnished prior to the Closing Date or (b) is a Tax Return that Seller is responsible for filing or furnishing under this Agreement.

In determining the Taxes for a Straddle Period allocable to the Pre-Closing Portion, except as provided in the next sentence, the allocation shall be made on the basis of an interim closing of the books as of the end of the Closing Date. In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, (ii) ad valorem Taxes and (iii) any Tax other than employment Taxes and Taxes based on or related to income, the portion of such Taxes for a Straddle Period allocable to the Pre-Closing Portion shall be the amount of such Taxes for the Straddle Period (computed in accordance with past practice), multiplied by a fraction, the numerator of which is the number of such days in such taxable period ending on and including the Closing Date and the denominator of which is the aggregate number of days in such taxable period; provided, however, that if any property, asset or other right of Target Company is sold or otherwise transferred prior to the Closing, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre-Closing Portion.

(b) Except with respect to the matters contained in Sections 2.1.1(a), 2.1.1(b), 2.1.2(a) and 2.1.2(b), Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 6.2.1(a)(i) unless the Losses therefrom exceed an aggregate amount equal to $1 million and then only for Losses in excess of that amount. Except with respect to the matters contained in Sections 2.1.1(a), 2.1.1(b), 2.1.2(a) and 2.1.2(b), Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 6.2.1(a)(i) that exceed an aggregate amount equal to 5% of the Purchase Price.

(c) Seller shall not be liable to the Buyer Indemnified Parties for any individual Loss of less than $10,000; provided, that (i) all repetitive Losses relating to a similar type of failure, action, inaction or violation of Applicable Law arising out of a substantially similar set of circumstances shall be treated as one Loss for purposes of the $10,000 de minimis limitation set forth in this Section 6.2.1(c) and (ii) it is understood that nothing in Section 6.2.1(b) or this Section 6.2.1(c) shall be deemed to establish in any way a materiality threshold for purposes of this Agreement.

6.2.2. Buyer Indemnity. (a) Subject to the other provisions of Article VI, Buyer hereby agrees that it shall indemnify, defend and hold harmless Seller and its Affiliates and their respective Representatives (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, to the extent arising or resulting from or incurred in connection with or otherwise with respect to each of the following:

(i) any inaccuracy in or breach of any representation or

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warranty of Buyer contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement (reading such representations or warranties without regard to any materiality qualifier, including “Material Adverse Effect,” contained therein);

(ii) any Events arising out of the ownership of Target Company or the operation or conduct of the business of Target Company or otherwise involving Target Company after the Closing Date, including, without limitation, any judicial or administrative actions, suits, investigations, inquiries, proceedings or taxes arising or resulting from or incurred in connection with, or otherwise with respect to Events arising out of such matters and occurring after the Closing Date, regardless of when such claim is asserted or when such actions, suits, investigations, inquiries or proceedings are commenced; provided, that the indemnity provided by Buyer pursuant to this Section 6.2.2(a)(ii) shall not apply to any Losses arising or resulting from or incurred in connection with or otherwise with respect to Section 1.9 or the Transition Services Agreement; and

(iii) any failure or breach of Buyer to duly perform or observe any term, provision or covenant or agreement to be performed or observed by it pursuant to this Agreement; or

(iv) any Tax imposed on Target Company for a taxable year or period beginning after the Closing Date (including the portion of any Tax imposed for a Straddle Period after deducting amounts associated with the Pre-Closing Portion.

(b) Except with respect to the matters contained in Sections 2.2.1(a) and 2.2.1(b), Buyer shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters contained in Section 6.2.2(a)(i) unless the Losses therefrom exceed an aggregate amount equal to $1 million and then only for Losses in excess of that amount. Except with respect to the matters contained in Sections 2.2.1(a) and 2.2.1(b), Buyer shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters contained in Section 6.2.2(a)(i) that exceed an aggregate amount equal to 5% of the Purchase Price.

(c) Buyer shall not be liable to the Seller Indemnified Parties for any individual Loss of less than $10,000; provided, that (i) all repetitive Losses relating to a similar type of failure, action, inaction or violation of Applicable Law arising out of a substantially similar set of circumstances shall be treated as one Loss for purposes of the $10,000 de minimis limitation set forth in this Section 6.2.2(c) and (ii) it is understood that nothing in Section 6.2.2(b) or this Section 6.2.2(c) shall be deemed to establish in any way a materiality threshold for purposes of this Agreement.

6.2.3. Exclusive Remedy. The rights and remedies of Seller and Buyer under this Article VI are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under, or with respect to, this Agreement or otherwise against each other with respect to the transactions contemplated by this Agreement for monetary relief with respect to any breach of any representation or any failure to perform any covenant or agreement set forth in this Agreement and Buyer and Seller each expressly waives any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Applicable Law with respect to the subject matter hereof.

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6.2.4. Further Limitations. Except for actions required to be taken by Buyer or the Target Companies pursuant to this Agreement or otherwise contemplated by this Agreement, Seller shall not have any liability under any provision of this Agreement for any Losses (a) to the extent that such Losses relate to actions taken or not taken by Buyer or the Target Companies after the Closing Date, or (b) to the extent the underlying liability was taken into account in computing any adjustment to the Purchase Price pursuant to Section 1.6.

6.3. Third Party Claims.

(a) In the event that any written claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than fifteen days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to give a timely Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel of its choosing, at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Applicable Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iii) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim

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within 30 days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.

(e) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

6.4. Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VI for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction in connection with a Third Party Claim, except to the extent the Loss arises out of an intentional or willful breach by the non-claiming party and the Loss was reasonably foreseeable.

6.5. Payments. The Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the Indemnifying Party and Indemnified Party have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

6.6. Adjustments to Losses.

6.6.1. Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third Party Claim or other claim, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. In the event that an Indemnified Party has any rights against an insurer or other third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Article VI, such Indemnifying Party shall be subrogated to such rights to the extent of such payment. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

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6.6.2. Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit to the party claiming such Loss from being able to claim a Tax loss or Tax credit as a result of such Loss, and there shall be added an amount equal to any Tax cost to the party receiving such indemnity payment from recognizing taxable income as a result of receiving such payment. The amount of any such net Tax benefit and Tax cost shall be the present value of the Tax benefit or cost as of the date of any indemnification payment (using the interest rate determined under Section 6621(a)(2) of the Code for the period in which the payment is made, and assuming the Indemnified Party has sufficient Taxable income or other Tax attributes to permit the utilization of any such Tax benefit at the earliest possible time), and assuming that the Indemnified Party’s applicable combined effective Tax rate is 40% for each period.

6.6.3. Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VI, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of Loss.

6.7. Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Person made such efforts.

6.8. Effect on the Purchase Price. Any payment made under Article VI shall constitute an adjustment to the Purchase Price for all purposes, including federal, state and local Tax as well as financial accounting purposes, except as otherwise required by GAAP for financial accounting purposes only.

ARTICLE VII.

DEFINITIONS, MISCELLANEOUS

7.1. Definition of Certain Terms. The terms defined in this Section 7.1, whenever used in this Agreement (including in any Exhibit), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section or Article are to a Section or Article of or to this Agreement, unless otherwise indicated.

Accounting Firm: as defined in Section 1.5.4.

Acquisition Proposal: means any inquiry, proposal or offer from any Person relating to (i) any merger, consolidation, recapitalization, tender offer, liquidation or business combination directly involving the Target Companies, (ii) any direct acquisition of, direct share exchange or direct exchange offer with respect to or other similar direct transaction involving, the capital stock of the Target Companies, or (iii) any direct acquisition, lease, license, purchase or other disposition of a substantial portion of the business or assets of Target Companies; provided, that the foregoing shall not be applicable with respect to any retained business or any inquiry, proposal or offer from any Person relating to the Seller or any assets or business of the Seller that is not one of the Target Companies.

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Actual Value: as defined in Section 1.5.5.

Affiliate: of a Person means a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

Agreement: as defined in the introductory paragraph hereof.

Applicable Law: the common law and all applicable provisions of all (i) statutes, laws, rules, administrative codes, regulations or ordinances of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Authority.

Business Day: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Milwaukee, Wisconsin are authorized or required by law to close.

Buyer: as defined in the introductory paragraph of this Agreement.

Buyer Indemnified Parties: as defined in Section 6.2.1(a).

Claim Notice: as defined in Section 6.3(a).

Closing: as defined in Section 1.3.

Closing Date: as defined in Section 1.3.

Code: the United States Internal Revenue Code of 1986, as amended.

Commission: the Securities and Exchange Commission.

Consent: any consent, approval, authorization, waiver, permit, license, grant, exemption or order of, or registration, declaration or filing with, any Person, including but not limited to any Governmental Authority.

Control: (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

Election: as defined in Section 3.1.3(d).

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Exchange Act: the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

FDIC: as defined in Section 2.1.1(c).

Fiserv Affinity: as defined in the Preamble.

Fiserv Affinity Estimated Net Book Value: (x) total assets less (y) total liabilities, in each case as set forth on the Fiserv Affinity Initial Balance Sheet.

Fiserv Affinity Final Balance Sheet: as defined in Section 1.5.1.

Fiserv Affinity Final Net Book Value: (x) total assets of Fiserv Affinity less (y) total liabilities of Fiserv Affinity, in each case as set forth on the Fiserv Affinity Final Balance Sheet (with such changes as may have been agreed to by the parties or determined by the Accounting Firm pursuant to Section 1.5.4, if any).

Fiserv Affinity Initial Balance Sheet: as defined in Section 1.5.1.

Fiserv Affinity Preliminary Purchase Price: as defined in Section 1.2.1.

Fiserv Affinity Purchase Price: as defined in Section 1.6.1.

Fiserv Affinity Statement of Objections: as defined in Section 1.5.4.

Fiserv Brokerage: as defined in the Preamble.

Fiserv Brokerage Estimated Net Book Value: (x) total assets less (y) total liabilities, in each case as set forth on the Fiserv Brokerage Initial Balance Sheet.

Fiserv Brokerage Final Balance Sheet: as defined in Section 1.5.3.

Fiserv Brokerage Final Net Book Value: (x) total assets of Fiserv Brokerage less (y) total liabilities of Fiserv Brokerage, in each case as set forth on the Fiserv Final Balance Sheet (with such changes as may have been agreed to by the parties or determined by the Accounting Firm pursuant to Section 1.5.4, if any).

Fiserv Brokerage Initial Balance Sheet: as defined in Section 1.5.3.

Fiserv Brokerage Preliminary Purchase Price: as defined in Section 1.2.3.

Fiserv Brokerage Purchase Price: as defined in Section 1.6.3.

Fiserv Brokerage Statement of Objections: as defined in Section 1.5.4.

GAAP: as defined in Section 2.1.3.

Governmental Approval: any Consent of, with or to any Governmental Authority.

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Governmental Authority: any nation or government, any state or other political subdivision thereof, including, without limitation, (i) any governmental agency, department, commission or instrumentality of the United States, or any State of the United States, or (ii) any stock exchange or self-regulatory agency or authority.

High Value: as defined in Section 1.5.5.

Income Tax: any federal, state, local or foreign tax (a) based on, measured by or calculated with respect to net income or profits or (b) based on, measured by or calculated with respect to multiple bases (including without limitation corporate franchise taxes) if one or more of the bases on which such tax may be based is described in clause (a), in each case together with interest, additions to tax and penalties thereon, whether or not such item or amount is disputed.

Indebtedness: as applied to any Person, obligations relating to capital leases, payments in respect of the deferred purchase price of property, letters of credit, loan agreements and other agreements relating to the borrowing of money or extension of credit.

Intellectual Property: United States and foreign trademarks, service marks, trade names, logos, trade dress, domain names, copyrights, inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, letters patent and patent applications and all similar intellectual property rights, including registrations and applications to register or renew the registration of any of the foregoing.

IRS: the United States Internal Revenue Service.

Knowledge of Seller: the actual knowledge of James Cox, Executive Vice President, M&A and Charles Sprague, Executive Vice President, General Counsel and Chief Administrative Officer.

Knowledge of Buyer: the actual knowledge, after reasonable due inquiry, of Robert Beriault.

Lien: any mortgage, pledge, option, right of first refusal, transfer or voting restriction, hypothecation, security interest, encumbrance, title retention agreement, lien (statutory or otherwise), charge or other similar right or restriction.

Low Value: as defined in Section 1.5.5.

Losses: as defined in Section 6.2.1(a).

Material Adverse Effect: (a) With respect to a Person, a material adverse change in, or a material adverse effect upon, the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, excluding any effect or change attributable to or resulting from (1) events, conditions or trends in economic, business or financial conditions generally (including interest rates and equity or debt market conditions) or to the trust services business generally, (2) changes in Applicable Laws, regulations, interpretations of Laws or regulations, GAAP or regulatory accounting requirements applicable to trust companies generally, (3) changes, effects, events or occurrences arising out of the announcement or

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performance of this Agreement and the transactions contemplated hereby, (4) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, and (5) actions, or effects of actions, taken by the Seller, or any of the Target Companies, either required by or expressly contemplated in this Agreement or with the prior written consent of the Buyer; or (b) with respect to a Person, a material impairment of such Person’s ability to perform its material obligations under this Agreement. Any reference in this Agreement to “Material Adverse Effect on the Target Companies” shall mean a Material Adverse Effect on the Target Companies, collectively taken as a whole.

Notice Period: as defined in Section 6.3(a).

OCC: as defined in Section 2.1.1(c).

Organizational Documents: as to any Person, if a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; if a partnership, its partnership agreement; and if some other entity, its constituent documents.

Person: any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, trust, business trust, Governmental Authority or other entity.

Pre-Closing Period: as defined in Section 3.3.

Preferred Stock: as defined in Section 3.5.

Preliminary Purchase Price: as defined in Section 1.2.4.

Purchase Price: as defined in Section 1.6.4.

Recapitalization: as defined in Section 3.5.1.

Requisite Regulatory Approvals: as defined in Section 3.2.3.

Retained Litigation: as defined in Section 6.2.1.

Retained Litigation Liability: as defined in Section 3.4.

Securities Act: the Securities Act of 1933, as amended.

Seller: as defined in the introductory paragraph of this Agreement.

Seller Indemnified Parties: as defined in Section 6.2.2.

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Seller Group: the federal Income Tax consolidated return group of which Seller and Target Companies are members and any similar group on which the income of Seller and Target Companies is reported on a combined, consolidated or unitary basis for the purposes of any state or local Income Tax.

Seller Group Tax Return: any Tax Return of the Seller Group.

Statement of Objections: as defined in Section 1.5.4.

Subsidiary: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

Target Company or Target Companies: each as defined in the preamble to this Agreement.

Target Employees: as defined in Section 3.2.4.

Target Intellectual Property: means material registered trademarks, service marks, copyrights, patents and other Intellectual Property (other than off-the-shelf software programs that have not been customized for use by Target Companies) owned or licensed by Target Companies as of the date hereof.

Target Permitted Encumbrances: means (i) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on its books in accordance with GAAP, (ii) statutory Liens incurred in the ordinary course of business consistent with past practices that are not material in amount and (iii) Liens which do not, individually or in the aggregate, materially detract from the value or materially interfere with the use of the properties affected thereby.

Target Tax Return: any Tax Return (other than a Seller Group Tax Return) required to be filed by or on behalf of the Target Companies.

Tax or Taxes: means all federal, state, local and foreign income, profits, franchise, gross receipts, license, payroll, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duty, capital stock, severance, stamp, payroll, sales, employment, social security (or similar), unemployment, disability, use, personal and real property, withholding, excise, production, sales, transfer, registration, alternative or add-on minimum, value added, estimated, occupancy and other taxes of any kind whatsoever, including any addition thereto, or interest or penalty thereon.

Tax Return: any return, report, declaration, form, claim for refund or credit or information statement relating to an Income Tax, including any Schedule or attachment thereto, and including any amendment thereof.

TD Agreement: as defined in Section 5.2(e).

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Treasury Regulations: the U.S. federal Income Tax regulations promulgated under the Code.

Third Party Claim: as defined in Section 6.3(a).

TIB: as defined in the Preamble.

TIB Estimated Net Book Value: (x) total assets less (y) total liabilities, in each case as set forth on the TIB Initial Balance Sheet.

TIB Final Balance Sheet: as defined in Section 1.5.2.

TIB Final Net Book Value: means (x) total assets of TIB less (y) total liabilities of TIB, in each case as set forth on the TIB Final Balance Sheet (with such changes as may have been agreed to by the parties or determined by the Accounting Firm pursuant to Section 1.5.4, if any).

TIB Initial Balance Sheet: as defined in Section 1.5.2.

TIB Preliminary Purchase Price: as defined in Section 1.2.2.

TIB Purchase Price: as defined in Section 1.6.2.

TIB Statement of Objections: as defined in Section 1.5.4.

7.2. Expenses; Transfer Taxes. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense. Any sales, use, real estate transfer, stock transfer or similar transfer Tax payable in connection with the transactions contemplated by this Agreement shall be borne solely by Buyer. Buyer shall duly and timely prepare and file any Tax return relating to such Taxes. Buyer shall give Seller a copy of each such Tax return for its review and comments prior to filing and shall give Seller a copy of such Tax return as filed, together with proof of payment of the Taxes shown thereon to be payable.

7.3. Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subSections of this Agreement shall not affect the remaining portions of this Agreement.

7.4. Notices. All notices, requests, demands waivers, and other communications made in connection with this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) transmitted by hand delivery or reputable overnight delivery service or (c) sent by telecopy, addressed as follows:

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if to Buyer, to:

Robert H. Beriault

717 17th Street, Suite 2600

Denver, Colorado 80202

with a copy to:

Sherman & Howard L.L.C.

633 Seventeenth Street, Suite 3000

Denver, Colorado 80202

Attention: John H. Birkeland

Telephone Number: 303-299-8225

Fax:

if to Seller, to:

Fiserv, Inc.

255 Fiserv Drive

Brookfield, WI 53045

or

P.O. Box 979

Brookfield, WI 53008-0979

Telephone Number: 262-879-5000

FAX: 262-879-5245

Attention: James W. Cox

With a copy to:

Charles W. Sprague

Fiserv, Inc.

255 Fiserv Drive

Brookfield, WI 53045

or

P.O. Box 979

Brookfield, WI 53008-0979

Telephone Number: 262-879-5517

FAX: 262-879-5532

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or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day of such delivery, (x) if by first-class, registered or certified mail, on the fifth Business Day after the mailing thereof, (y) if by reputable overnight delivery service, on the day delivered, (z) if by telecopy, on the day on which such telecopy was sent, provided that a copy is also sent that day by a reputable overnight delivery service.

7.5. Miscellaneous.

7.5.1. Headings, Interpretation. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. As used herein, the singular includes the plural, the plural includes the singular, and words in one gender include the others. As used herein, the terms “herein”, “hereunder” and “hereof” refer to the whole of this Agreement, and “include”, “including” and similar terms are not words of limitation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. Time is of the essence of this Agreement.

7.5.2. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

7.5.3. Jurisdictional Matters.

(a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF COLORADO.

(b) Jurisdiction. BUYER AND SELLER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF COLORADO AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF COLORADO, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, (A) THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS, (B) THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR (C) THAT THE INTERNAL LAWS OF THE STATE OF NEW YORK DO NOT GOVERN THE VALIDITY, INTERPRETATION OR EFFECT OF THIS AGREEMENT, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL DISPUTES WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD

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AND DETERMINED IN SUCH A STATE OR FEDERAL COURT. BUYER AND SELLER HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7.4, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

7.5.4. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.4.

7.5.5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

7.5.6. Litigation Expenses. In the event litigation between Buyer and Seller arises out of this Agreement, the losing party will pay all reasonable costs and expenses incurred by the prevailing party in connection with the litigation, including without limitation, reasonable attorneys’ fees and costs.

7.5.7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

7.5.8. Assignment. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

7.5.9. Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

7.5.10. Confidentiality.

(a) The Buyer and its Affiliates shall not disclose, directly or indirectly, any documents, work papers or other materials of a confidential or proprietary nature related to the Seller (including, without limitation, any information obtained in connection with the entering into of this Agreement) and shall have all such information kept confidential; provided, however, that the Buyer may disclose any such information (A) that is or becomes generally available to the public other than as a result of disclosure by the Buyer or its Affiliates, (B) that is or becomes available to the Buyer on a non-confidential basis from a source that is not

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bound by a confidentiality obligation to the Seller, any Affiliate of the Seller or the Target Companies or (C) with the prior written approval of the Seller; provided, further, that to the extent that the Buyer or its Affiliates may become legally compelled to disclose any such information by any Governmental Authority or if the Buyer or its Affiliates receives an opinion of counsel that disclosure is required in order to avoid violating any laws, the Buyer or its Affiliates may disclose such information but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford the Seller the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; and provided, further, that after the Closing, this Section 7.5.10 shall not prohibit or restrict or otherwise limit the use or disclosure by the Buyer and its Affiliates of any documents, work papers or other materials or information related to the Target Companies.

(b) The Seller and its Affiliates shall not disclose, directly or indirectly, any documents, work papers or other materials of a confidential or proprietary nature related to the Buyer and its Affiliates (which shall for the purposes of this Section 7.5.10(b) include, as of the Closing, the Target Companies) (including, without limitation, any information obtained in connection with the entering into of this Agreement) and shall have all such information kept confidential; provided, however, that the Seller may disclose any such information (A) that is or becomes generally available to the public other than as a result of disclosure by the Seller or its Affiliates, (B) that is or becomes available to the Seller on a non-confidential basis from a source that is not bound by a confidentiality obligation to the Buyer or (C) with the prior written approval of the Buyer; provided, further, that to the extent that the Seller or their Affiliates may become legally compelled to disclose any such information by any Governmental Authority or if the Sellers or their Affiliates receives an opinion of counsel that disclosure is required in order to avoid violating any laws, the Seller or their Affiliates may disclose such information but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford the Buyer the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; provided, further, that Seller may disclose such information to the extent necessary to comply with applicable law or regulation, in connection with any required Tax disclosures or to enforce its obligations under this Agreement.

7.5.11. Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

7.5.12. Entire Agreement. This Agreement, including the Exhibits hereto and the other agreements and written understandings referred to herein or otherwise entered into by the parties hereto on the date hereof, constitutes the entire agreement and understanding and

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supersedes all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications and representations, whether oral or written, by any party hereto or by any director, manager, officer, employee, agent or representative of any party hereto. There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

FISERV, INC.

By:	/s/ Jeffery W. Yabuki
Name:	Jeffery W. Yabuki
Title:	President and CEO

ROBERT BERIAULT HOLDINGS, INC.

By:	/s/ Robert Beriault
Name:	Robert Beriault
Title:	President

Exhibits

A	—	Net Value of the Target Companies

B	—	TIB Preferred Stock Terms

C	—	Form of Noncompletion Agreement

D	—	Retained Litigation

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